Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2018 Results

•	RevPAR Increased 4.1%, Total RevPAR Increased 4.3% Compared to First Quarter 2017

•	Net Income Decreased from $32.6 Million to $27.3 Million in First Quarter 2018

•	Consolidated Adjusted EBITDA Increased from $80.6 Million to $81.7 Million in First Quarter 2018

•	Gross Room Nights Bookings of 471,736 room nights for All Future Years Above Historical Averages

•	Announces Agreement to Purchase Remaining 50 percent of Opry City Stage Joint Venture

NASHVILLE, Tenn. (May 1, 2018)—Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2018.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “Our businesses delivered a strong start to the year on a consolidated basis compared to first quarter 2017, which was a particularly strong first quarter for us. To that end, we are especially pleased with the RevPAR and Total RevPAR growth we saw in the first quarter of 2018, compared to first quarter 2017. The decrease in net income for the quarter was primarily driven by increases in preopening expenses and interest costs related to the capital investments we have made in our business coupled with higher income taxes resulting from the resetting of internal hotel lease agreements per our 5-year REIT conversion anniversary.

Our first quarter gross group room night bookings, while down slightly compared to first quarter 2017, were above our historical first quarter averages and exceeded our expectations, particularly as our available room night inventory becomes even further constrained due to the tremendous group demand we are seeing for the years ahead. With this demand in mind, our sales teams continue to focus on rate growth as we move to fill key bookings patterns.”

First Quarter 2018 Results (As Compared to First Quarter 2017) Included the Following:

Consolidated Results

($ in thousands, except per share amounts)	Three Months Ended March 31,
	2018	2017	% Δ
Total Revenue	$288,370	$276,042	4.5%

Operating Income	$45,944	$46,975	-2.2%
Operating Income Margin	15.9%	17.0%	-1.1	pt

Net Income	$27,339	$32,620	-16.2%
Net Income Margin	9.5%	11.8%	-2.3	pt
Net Income per diluted share	$0.53	$0.63	-15.9%

Adjusted EBITDA	$81,727	$80,561	1.4%
Adjusted EBITDA Margin	28.3%	29.2%	-0.9	pt

Funds From Operations (FFO)	$56,392	$60,275	-6.4%
FFO per diluted share	$1.10	$1.17	-6.0%

Adjusted FFO	$60,887	$62,753	-3.0%
Adjusted FFO per diluted share	$1.18	$1.22	-3.3%

For the Company’s definitions of Revenue Per Available Room (RevPAR), Total Revenue Per Available Room (Total RevPAR), Operating Income Margin, Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, FFO, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Calculation of GAAP Margin Figures,” “Non-GAAP Financial Measures,” “Adjusted EBITDA Definition,” “Adjusted EBITDA Margin Definition,” “Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

Hospitality Segment

For the three months ended March 31, 2018 and 2017, the Company reported the following:

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Hospitality Segment Results

	Three Months Ended March 31,
	2018	2017	% Δ
Hospitality Revenue	$265,111	$254,154	4.3%
Hospitality Operating Income	$53,499	$51,967	2.9%
Hospitality Operating Income Margin	20.2%	20.4%	-0.2	pt
Hospitality Adjusted EBITDA	$85,095	$81,576	4.3%
Hospitality Adjusted EBITDA Margin	32.1%	32.1%	0.0	pt
Hospitality Performance Metrics
Occupancy	73.8%	72.7%	1.1	pt
Average Daily Rate (ADR)	$195.02	$190.33	2.5%
RevPAR	$143.89	$138.28	4.1%
Total RevPAR	$354.64	$339.99	4.3%
Gross Definite Rooms Nights Booked	471,736	481,793	-2.1%
Net Definite Rooms Nights Booked	344,640	387,724	-11.1%
Group Attrition (as % of contracted block)	13.4%	11.3%	2.1	pt
Cancellations ITYFTY(1)	15,085	20,179	-25.2%

(1)	“ITYFTY” represents In The Year For The Year.

Property-level results and operating metrics for first quarter 2018 are presented in greater detail below and under “Supplemental Financial Results—Hospitality Segment Adjusted EBITDA Reconciliations and Operating Metrics,” which includes a reconciliation of the non-GAAP financial measures Hospitality Adjusted EBITDA to Hospitality Operating Income, and property-level Adjusted EBITDA to property-level Operating Income for each of the hotel properties. Highlights for first quarter 2018 for the Hospitality segment and at each property include:

•

Hospitality Segment: Total revenue increased 4.3 percent to $265.1 million in first quarter 2018 compared to first quarter 2017. RevPAR increased 4.1 percent to $143.89 in first quarter 2018 compared to first quarter 2017, driven by growth in Average Daily Rate (“ADR”) and occupancy. Overall, the segment was led by strong financial performances at both Gaylord Opryland and Gaylord Palms with Total RevPAR growth of 10.4 percent and 6.8 percent, respectively. On a portfolio basis, Corporate group room nights increased 6.8 percent, while Transient room nights increased 3.4 percent as compared to first quarter 2017. The shift in the Easter holiday, which fell on the last weekend of the first quarter of 2018 as compared to the second quarter of 2017, negatively impacted RevPAR by approximately 170 basis points. Total RevPAR increased 4.3 percent to $354.64 in the first quarter of 2018 compared to first quarter 2017 as a mix shift from Association and Other group room nights to Corporate room nights positively impacted outside the room spending for banquets and catering. Flow through for incremental revenue on rooms and food and beverage was strong in the quarter but was partially offset by lower attrition and cancellation fee collections and higher sales and marketing expenses. Hospitality segment operating income for the quarter was $53.5 million, an increase of 2.9 percent over first quarter 2017. Operating income margin declined by 20 basis points to 20.2 percent. Adjusted EBITDA increased 4.3 percent to $85.1 million in first quarter 2018, compared to first quarter 2017. Adjusted EBITDA margin was flat at 32.1 percent.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Opryland

	Three Months Ended March 31,
	2018	2017	% Δ
Revenue	$82,745	$74,962	10.4%
Operating Income	$19,795	$15,477	27.9%
Operating Income Margin	23.9%	20.6%	3.3	pt
Adjusted EBITDA	$28,552	$23,739	20.3%
Adjusted EBITDA Margin	34.5%	31.7%	2.8	pt
Occupancy	72.3%	68.4%	3.9	pt
Average daily rate (ADR)	$190.40	$177.30	7.4%
RevPAR	$137.57	$121.19	13.5%
Total RevPAR	$318.35	$288.40	10.4%

•

Gaylord Opryland: Total revenue increased 10.4 percent to $82.7 million in first quarter 2018 compared to first quarter 2017, driven by a 3.9-point increase in occupancy. This increased occupancy was partially due to the return to service of approximately 18,000 room nights that were out of service during the first quarter of 2017 due to a scheduled rooms renovation project. Association room nights increased 42.3 percent in the first quarter of 2018 compared to the first quarter of 2017. RevPAR increased 13.5 percent to $137.57 in first quarter 2018 compared to first quarter 2017, driven by a 7.4 percent increase in ADR as compared to first quarter 2017. Transient and Corporate ADR increased by 12.3 percent and 8.7 percent, respectively, in the first quarter of 2018 compared to the first quarter of 2017, while Association ADR was up 2.3 percent as compared to first quarter 2017. This performance resulted in overall ADR increasing by over $13 for the first quarter of 2018 compared to the first quarter of 2017. Food and beverage revenues were driven by strong banquet performance resulting from increased group room nights. Profitability in the quarter was impacted by lower attrition and cancellation fee collections, as well as higher wages and other operating expenses, although these negative impacts were mostly offset by the positive impact of lower real estate taxes. Operating income increased by 27.9 percent to $19.8 million compared to first quarter 2017. Adjusted EBITDA increased by 20.3 percent to $28.6 million compared to first quarter 2017.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Palms

	Three Months Ended March 31,
	2018	2017	% Δ
Revenue	$57,896	$54,197	6.8%
Operating Income	$16,248	$13,113	23.9%
Operating Income Margin	28.1%	24.2%	3.9	pt
Adjusted EBITDA	$22,285	$19,188	16.1%
Adjusted EBITDA Margin	38.5%	35.4%	3.1	pt
Occupancy	82.3%	79.8%	2.5	pt
Average daily rate (ADR)	$210.74	$206.97	1.8%
RevPAR	$173.44	$165.24	5.0%
Total RevPAR	$454.30	$425.27	6.8%

•	Gaylord Palms: Total revenue increased 6.8 percent to $57.9 million in first quarter 2018 compared to first quarter 2017, led by strong occupancy, which increased 2.5 points to 82.3 percent. Room night demand was driven by Transient, Corporate and Other Group customers which saw increases of 22.0 percent, 11.2 percent and 35.0 percent, respectively, in the first quarter of 2018 compared to the first quarter of 2017. RevPAR and Total RevPAR increased by 5.0 percent and 6.8 percent, respectively, in the first quarter of 2018 compared to the first quarter of 2017, driven by the higher occupancy and ADR, as well as a positive group mix shift. As a result of the strong group room night performance during the quarter, outside the room spending in food and beverage increased and contributed to profitability. Other revenue was also favorable as compared to first quarter 2017 as the hotel benefitted from six additional days of ICE! holiday programming during the quarter, which more than offset the quarter-over-quarter decline in attrition and cancellation fee collections. Operating Income and Adjusted EBITDA increased 23.9 percent and 16.1 percent to $16.2 million and $22.3 million, respectively, compared to first quarter 2017.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord Texan

	Three Months Ended March 31,
	2018	2017	% Δ
Revenue	$58,357	$56,745	2.8%
Operating Income	$14,032	$15,890	-11.7%
Operating Income Margin	24.0%	28.0%	-4.0	pt
Adjusted EBITDA	$20,614	$21,000	-1.8%
Adjusted EBITDA Margin	35.3%	37.0%	-1.7	pt
Occupancy	76.5%	79.6%	-3.1	pt
Average daily rate (ADR)	$194.92	$188.86	3.2%
RevPAR	$149.13	$150.29	-0.8%
Total RevPAR	$429.13	$417.28	2.8%

•	Gaylord Texan: Total revenue increased 2.8 percent to $58.4 million in first quarter 2018 compared to first quarter 2017. RevPAR was essentially flat quarter-over-quarter, although ADR increased 3.2 percent on a quarter-over-quarter basis. Occupancy decreased by 3.1 points in the first quarter 2018 as Transient and Association room nights declined 15.6 percent and 41.9 percent, respectively, in the first quarter of 2018 compared to the first quarter of 2017, partially offset by an increase in Corporate room nights of 18.5 percent. The absence of a Dallas Cowboys playoff game this year, coupled with the shift in timing of the Cotton Bowl into the fourth quarter of 2017, contributed to the 3.1-point drop in occupancy this quarter compared to first quarter 2017. Pre-opening expenses related to our rooms and meeting space expansion negatively impacted Operating Income comparisons to first quarter 2017. Operating Income and Adjusted EBITDA decreased by 11.7 percent and 1.8 percent to $14.0 million and $20.6 million, respectively, compared to first quarter 2017. Lower attrition and cancellation fees collected in the first quarter 2018 negatively impacted both Operating Income and Adjusted EBITDA compared to the first quarter 2017. Property taxes for the hotel were also higher in the first quarter of 2018 compared to first quarter 2017, due to anticipated increased value related to the property’s recent expansion.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

Gaylord National

	Three Months Ended March 31,
	2018	2017	% Δ
Revenue	$60,756	$62,457	-2.7%
Operating Income	$3,317	$6,709	-50.6%
Operating Income Margin	5.5%	10.7%	-5.2	pt
Adjusted EBITDA	$12,843	$16,211	-20.8%
Adjusted EBITDA Margin	21.1%	26.0%	-4.9	pt
Occupancy	70.7%	69.7%	1.0	pt
Average daily rate (ADR)	$198.24	$205.20	-3.4%
RevPAR	$140.24	$142.93	-1.9%
Total RevPAR	$338.21	$347.68	-2.7%

•	Gaylord National: Total revenue decreased 2.7 percent to $60.8 million in first quarter 2018 compared to first quarter 2017. RevPAR declined 1.9 percent to $140.24 in first quarter 2018 compared to first quarter 2017, driven primarily by a 3.4 percent decrease in ADR. This was partially offset by higher occupancy of 1.0 point. RevPAR for the Upper Upscale/Luxury Segment of the Washington D.C. market declined 14.7 percent in the first quarter of 2018 compared to the first quarter of 2017. Measured against these trends, Gaylord National performed better than its local peers, as RevPAR for the hotel declined only 1.9 percent in the first quarter of 2018 compared to the first quarter of 2017. Total RevPAR decreased 2.7 percent on a quarter-over-quarter basis, driven by lower ADR and lower food and beverage revenue. The first quarter of 2017 benefitted from Inauguration events and other election-related activity which did not repeat this year, negatively impacting group mix and food and beverage results for first quarter 2018 compared to first quarter 2017. Revenue related to Inauguration and election-related activities in the year-ago period were approximately $1.1 million. Operating Income and Adjusted EBITDA decreased 50.6 percent and 20.8 percent to $3.3 million and $12.8 million, respectively, compared to first quarter 2017.

Reed continued, “As a portfolio, our hotels experienced a strong first quarter, with Gaylord Opryland and Gaylord Palms delivering especially standout results. Gaylord Texan also delivered solid results despite some one-time costs related to the opening of its rooms and meeting space expansion in May. We believe this additional meeting space and room inventory is arriving at an ideal time to satisfy increasing market demand as well as increasing demand in the group segment overall.

Despite facing some difficult local market dynamics, Gaylord National significantly outperformed its local peer group on a number of important metrics in the first quarter of 2018. We look forward to beginning a rooms renovation project at Gaylord National in the fourth quarter of this year, which we believe will strengthen the hotel’s competitiveness within the market. As a result of the renovation, we anticipate approximately 14,600 room nights will be out of service in the fourth quarter of 2018. We expect that this project will carry through all of 2019.

Our SoundWaves project at Gaylord Opryland remains on target to open in fourth quarter 2018.”

Entertainment Segment

For the three months ended March 31, 2018 and 2017, the Company reported the following:

Entertainment Segment Results

($ in thousands)	Three Months Ended March 31,
	2018	2017	% Δ
Revenue	$23,259	$21,888	6.3%
Operating Income	$1,282	$2,968	-56.8%
Operating Income Margin	5.5%	13.6%	-8.1	pt
Adjusted EBITDA	$3,173	$5,226	-39.3%
Adjusted EBITDA Margin	13.6%	23.9%	-10.3	pt

The Company’s investment in its Entertainment Segment continued during the first quarter of 2018, which included additional employment costs related to its growth initiatives. First quarter 2018 Adjusted EBITDA was also impacted by a slower than anticipated ramp-up period and higher than anticipated start-up costs related to the recent opening of Opry City Stage in New York City and a shift in the mix of concert events at Ryman Auditorium.

Subsequent to the end of first quarter 2018, the Company reached an agreement with its joint venture partner in Opry City Stage to acquire the partner’s 50 percent interest, which, once complete, will give the Company full ownership and greater oversight of operations.

Reed continued, “Growth in our core Entertainment segment continued during the quarter, as evidenced by a 6.3 percent increase in revenue compared to the first quarter of 2017. Profitability was impacted by several factors, primarily attributed to a slower than anticipated launch of our Opry City Stage concept. We believe Opry City Stage remains a compelling long-term strategic investment for the Entertainment segment and that owning all of this venue will allow us to make the necessary investments to improve its brand awareness, programming and street appeal as we continue to ramp-up its operations this year.

In Nashville, our flagship Ole Red location is set to open its doors the first week in May. We look forward to a busy summer season at this property, which we believe will be unlike anything else in downtown Nashville. We are also looking forward to beginning construction on our recently-announced third Ole Red location in the heart of Gatlinburg, Tennessee. We anticipate this $9 million capital investment will open in the spring of 2019. We remain excited for all of the opportunities we have to leverage our unique position in the country music genre to meaningfully grow this segment.”

Corporate and Other Segment Results

For the three months ended March 31, 2018 and 2017, the Company reported the following:

Corporate and Other Segment Results

($ in thousands)	Three Months Ended March 31,
	2018	2017	% Δ
Operating Loss	($8,837)	($7,960)	-11.0%
Adjusted EBITDA	($6,541)	($6,241)	-4.8%

Corporate and Other Segment Operating Loss and Adjusted EBITDA for first quarter 2018 includes increases in administrative and employment costs associated with supporting the Company’s growth initiatives in its Hospitality and Entertainment segments.

Dividend Update

The Company paid its first quarter 2018 cash dividend of $0.85 per share of common stock on April 16, 2018 to stockholders of record on March 30, 2018. It is the Company’s current plan to distribute total 2018 annual dividends of approximately $3.40 per share in cash in equal quarterly payments with the remaining payments occurring in July and October of 2018 and January of 2019. Any future dividend is subject to the Board of Director’s determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of March 31, 2018, the Company had total debt outstanding of $1,649.3 million, net of unamortized deferred financing costs, and unrestricted cash of $59.0 million. As of March 31, 2018, $227.5 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $1.8 million in letters of credit, which left $470.7 million of availability for borrowing under the credit facility.

Guidance

The Company is affirming its 2018 guidance provided on February 23, 2018. The Company believes the guidance range issued previously remains an accurate reflection of anticipated full-year performance. The Company does not expect to update the guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/News & Events/Events & Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,811 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand. The Company also is a joint venture owner in Opry City Stage, the Opry’s first home away from home, in Times Square. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, new projects or investments, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent annual report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Calculation of GAAP Margin Figures

We calculate Net Income Margin by dividing GAAP consolidated Net Income by GAAP consolidated Total Revenue. We calculate consolidated, segment, or property-level Operating Income Margin by dividing consolidated, segment, or property-level GAAP Operating Income by consolidated, segment, or property-level GAAP Revenue.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

Adjusted EBITDA Definition

To calculate Adjusted EBITDA, we first determine Operating Income, which represents Net Income (loss) determined in accordance with GAAP, plus, to the extent the following adjustments occurred during the periods presented: loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from joint ventures; and interest expense, net. Adjusted EBITDA is then calculated as Operating Income, plus, to the extent the following adjustments occurred during the periods presented: depreciation and amortization; preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses), net; (gains) losses on warrant settlements; pension settlement charges; pro rata Adjusted EBITDA from joint ventures, (gains) losses on the disposal of assets, and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of Net Income (loss) to Operating Income and Adjusted EBITDA and a reconciliation of segment, and property-level Operating Income to segment, and property-level Adjusted EBITDA are set forth below under “Supplemental Financial Results.”

Adjusted EBITDA Margin Definition

We calculate consolidated Adjusted EBITDA Margin by dividing consolidated Adjusted EBITDA by GAAP consolidated Total Revenue. We calculate segment, or property-level Adjusted EBITDA Margin by dividing segment, or property-level Adjusted EBITDA by segment, or property-level GAAP Revenue. We believe Adjusted EBITDA Margin is useful to investors in evaluating our operating performance because this non-GAAP financial measure helps investors evaluate and compare the results of our operations from period to period by presenting a ratio showing the quantitative relationship between Adjusted EBITDA and GAAP consolidated Total Revenue or segment or property-level GAAP Revenue, as applicable.

Adjusted FFO Definition

We calculate Adjusted FFO to mean Net Income (loss) (computed in accordance with GAAP), excluding, to the extent the following adjustments occurred during the periods presented: non-controlling interests, and (gains) and losses from sales of property; depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and certain pro rata adjustments from joint ventures (which equals FFO). We then exclude, to the extent the following adjustments occurred during the periods presented, impairment charges; write-offs of deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges, additional pro rata adjustments from joint ventures, (gains) losses on other assets, and (gains) losses on extinguishment of debt and warrant settlements. Beginning in 2016, we exclude the impact of deferred income tax expense (benefit). We believe that the presentation of Adjusted FFO provides useful information to investors regarding the performance of our ongoing operations because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of Net Income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our Net Income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as Net Income (loss), Net Income Margin, Operating Income (loss), Operating Income Margin, or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Shannon Sullivan, Director Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters or Sam Gibbons
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315 or (312) 445-2874
tsiefert@rymanhp.com	robert.winters@alpha-ir.com; sam.gibbons@alpha-ir.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Mar. 31,
	2018	2017
Revenues:
Rooms	$107,564	$103,369
Food and beverage	132,939	126,169
Other hotel revenue	24,608	24,616
Entertainment	23,259	21,888

Total revenues	288,370	276,042

Operating expenses:
Rooms	28,928	28,028
Food and beverage	71,978	69,157
Other hotel expenses	75,882	74,238
Management fees	7,130	5,531

Total hotel operating expenses	183,918	176,954
Entertainment	19,366	16,851
Corporate	8,329	7,409
Preopening costs	2,147	216
Depreciation and amortization	28,666	27,637

Total operating expenses	242,426	229,067

Operating income	45,944	46,975

Interest expense, net of amounts capitalized	(16,729)	(15,864)
Interest income	2,753	2,948
Loss from joint ventures	(2,588)	(774)
Other gains and (losses), net	168	(72)

Income before income taxes	29,548	33,213

Provision for income taxes	(2,209)	(593)

Net income	$27,339	$32,620

Basic net income per share	$0.53	$0.64

Fully diluted net income per share	$0.53	$0.63

Weighted average common shares for the period:
Basic	51,214	51,045
Diluted	51,473	51,373

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31, 2018	Dec. 31, 2017
ASSETS:
Property and equipment, net of accumulated depreciation	$2,085,187	$2,065,657
Cash and cash equivalents—unrestricted	59,040	57,557
Cash and cash equivalents—restricted	26,687	21,153
Notes receivable	111,046	111,423
Investment in Gaylord Rockies joint venture	88,717	88,685
Trade receivables, net	66,253	57,520
Deferred income taxes, net	48,342	50,117
Prepaid expenses and other assets	73,906	72,116

Total assets	$2,559,178	$2,524,228

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,649,302	$1,591,392
Accounts payable and accrued liabilities	172,159	179,649
Dividends payable	44,878	42,129
Deferred management rights proceeds	176,299	177,057
Other liabilities	156,617	155,845
Stockholders’ equity	359,923	378,156

Total liabilities and stockholders’ equity	$2,559,178	$2,524,228

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2018		2017
	$	Margin	$	Margin
Consolidated
Revenue	$288,370		$276,042
Net income	$27,339	9.5%	$32,620	11.8%
Provision for income taxes	2,209		593
Other (gains) and losses, net	(168)		72
Loss from joint ventures	2,588		774
Interest expense, net	13,976		12,916

Operating Income	45,944	15.9%	46,975	17.0%
Depreciation & amortization	28,666		27,637
Preopening costs	2,147		216
Non-cash ground lease expense	1,244		1,305
Equity-based compensation expense	1,923		1,569
Interest income on Gaylord National bonds	2,654		2,931
Pro rata adjusted EBITDA from joint ventures	(1,019)		—
Other gains and (losses), net	168		(72)

Adjusted EBITDA	$81,727	28.3%	$80,561	29.2%

Hospitality segment
Revenue	$265,111		$254,154
Operating income	$53,499	20.2%	$51,967	20.4%
Depreciation & amortization	26,200		25,178
Preopening costs	1,494		55
Non-cash lease expense	1,248		1,280
Interest income on Gaylord National bonds	2,654		2,931
Other gains and (losses), net	—		165

Adjusted EBITDA	$85,095	32.1%	$81,576	32.1%

Entertainment segment
Revenue	$23,259		$21,888
Operating income	$1,282	5.5%	$2,968	13.6%
Depreciation & amortization	1,957		1,908
Preopening costs	653		161
Non-cash lease expense	(4)		25
Equity-based compensation	304		137
Pro rata adjusted EBITDA from joint ventures	(1,019)		—
Other gains and (losses), net	—		27

Adjusted EBITDA	$3,173	13.6%	$5,226	23.9%

Corporate and Other segment
Operating loss	$(8,837)		$(7,960)
Depreciation & amortization	509		551
Equity-based compensation	1,619		1,432
Other gains and (losses), net	168		(264)

Adjusted EBITDA	$(6,541)		$(6,241)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2018	2017
Consolidated
Net income	$27,339	$32,620
Depreciation & amortization	28,666	27,637
Pro rata adjustments from joint ventures	387	18

FFO	56,392	60,275
Non-cash lease expense	1,244	1,305
Pro rata adjustments from joint ventures	57	97
Amortization of deferred financing costs	1,415	1,263
Deferred tax (benefit) expense	1,779	(187)

Adjusted FFO	$60,887	$62,753

Capital expenditures(1)	(15,076)	(14,912)

Adjusted FFO less maintenance capital expenditures	$45,811	$47,841

Basic net income per share	$0.53	$0.64
Fully diluted net income per share	$0.53	$0.63
FFO per basic share	$1.10	$1.18
Adjusted FFO per basic share	$1.19	$1.23
FFO per diluted share	$1.10	$1.17
Adjusted FFO per diluted share	$1.18	$1.22

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

HOSPITALITY SEGMENT ADJUSTED EBITDA RECONCILIATIONS AND OPERATING METRICS

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2018		2017
	$	Margin	$	Margin
Hospitality segment
Revenue	$265,111		$254,154
Operating Income	$53,499	20.2%	$51,967	20.4%
Depreciation & amortization	26,200		25,178
Preopening costs	1,494		55
Non-cash lease expense	1,248		1,280
Interest income on Gaylord National bonds	2,654		2,931
Other gains and (losses), net	—		165

Adjusted EBITDA	$85,095	32.1%	$81,576	32.1%

Occupancy	73.8%		72.7%
Average daily rate (ADR)	$195.02		$190.33
RevPAR	$143.89		$138.28
OtherPAR	$210.75		$201.71
Total RevPAR	$354.64		$339.99

Gaylord Opryland
Revenue	$82,745		$74,962
Operating Income	$19,795	23.9%	$15,477	20.6%
Depreciation & amortization	8,678		8,097
Preopening costs	79		—
Other gains and (losses), net	—		165

Adjusted EBITDA	$28,552	34.5%	$23,739	31.7%

Occupancy	72.3%		68.4%
Average daily rate (ADR)	$190.40		$177.30
RevPAR	$137.57		$121.19
OtherPAR	$180.78		$167.21
Total RevPAR	$318.35		$288.40

Gaylord Palms
Revenue	$57,896		$54,197
Operating Income	$16,248	28.1%	$13,113	24.2%
Depreciation & amortization	4,789		4,795
Non-cash lease expense	1,248		1,280

Adjusted EBITDA	$22,285	38.5%	$19,188	35.4%

Occupancy	82.3%		79.8%
Average daily rate (ADR)	$210.74		$206.97
RevPAR	$173.44		$165.24
OtherPAR	$280.86		$260.03
Total RevPAR	$454.30		$425.27

Gaylord Texan
Revenue	$58,357		$56,745
Operating Income	$14,032	24.0%	$15,890	28.0%
Depreciation & amortization	5,167		5,110
Preopening costs	1,415		—

Adjusted EBITDA	$20,614	35.3%	$21,000	37.0%

Occupancy	76.5%		79.6%
Average daily rate (ADR)	$194.92		$188.86
RevPAR	$149.13		$150.29
OtherPAR	$280.00		$266.99
Total RevPAR	$429.13		$417.28

Gaylord National
Revenue	$60,756		$62,457
Operating Income	$3,317	5.5%	$6,709	10.7%
Depreciation & amortization	6,872		6,516
Preopening costs	—		55
Interest income on Gaylord National bonds	2,654		2,931

Adjusted EBITDA	$12,843	21.1%	$16,211	26.0%

Occupancy	70.7%		69.7%
Average daily rate (ADR)	$198.24		$205.20
RevPAR	$140.24		$142.93
OtherPAR	$197.97		$204.75
Total RevPAR	$338.21		$347.68

The AC Hotel at National Harbor
Revenue	$2,371		$2,459
Operating Income	$131	5.5%	$379	15.4%
Depreciation & amortization	327		325

Adjusted EBITDA	$458	19.3%	$704	28.6%

Occupancy	60.6%		62.2%
Average daily rate (ADR)	$191.04		$200.54
RevPAR	$115.76		$124.69
OtherPAR	$21.45		$17.59
Total RevPAR	$137.21		$142.28

The Inn at Opryland(1)
Revenue	$2,986		$3,334
Operating Income (Loss)	$(24)	-0.8%	$399	12.0%
Depreciation & amortization	367		335

Adjusted EBITDA	$343	11.5%	$734	22.0%

Occupancy	63.3%		71.9%
Average daily rate (ADR)	$129.13		$129.78
RevPAR	$81.73		$93.28
OtherPAR	$27.79		$28.94
Total RevPAR	$109.52		$122.22

(1)	Includes other hospitality revenue and expense